Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

Atlas America, LLC

and

Miller Petroleum, Inc.

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is effective as of June 11, 2008 (the “Effective Date”) and is by and between Atlas America, LLC, a Delaware limited liability company with offices at 1550 Coraopolis Heights Road, Moon Township, PA 15108 (“Atlas”) and Miller Petroleum, Inc., a Tennessee corporation with offices at 3651 Baker Highway, Huntsville TN 37756 (“Miller”).

1.    Assignment of Leases and Wells.

(a) On June 12, 2008 (the “Closing Date”), at 9:00 AM Eastern Time, or at such other time as the parties may agree, Atlas and Miller shall close the transactions described in this Article 1 (the “Closing”). The parties contemplate closing this transaction by transmitting documents and funds electronically, except with respect to documents to be recorded of record, which documents will be prepared and notarized at the offices of Stansberry, Petroff, Marcum & Blakley, P.C., Attorneys at Law, 3 Courthouse Square, Huntsville, Tennessee 37756 or at such other place as the parties may agree.

(b)(i) Except as described in Exhibit A-1 (Schedule of Leases Being Assigned) and Exhibit B (Exceptions) (each of which exhibits are attached to and incorporated into this Agreement), at the Closing Miller shall assign to Atlas, in the form of assignment attached to this Agreement as Schedule 1: (A) an unencumbered, undivided 100% working interest and an 80% net revenue interest (“NRI”) in and to the oil and gas leases comprising 27,620 acres known as Koppers North and Koppers South and located in Campbell County, Tennessee; and (B) an unencumbered, undivided 100% working interest and an 82.5% NRI (net of a 5% overriding royalty interest to Miller) in and to the oil and gas leases comprising of 1,952 acres adjacent to Koppers North and Koppers South and located in Campbell County, Tennessee (together with the leases described in Section 1(b)(i)(A) above, the “Leases”).

(ii) Notwithstanding the assignment of the Leases described in Section 1(b) above, Miller shall retain for itself and not assign to Atlas the following 12 wells as to depths from the surface down to and to the bottom of the shallower of (i) the Monteagle (Big Lime); or (ii) the deepest producing formation completed with respect to each such well as of the Effective Date: Well Nos. 6A, 7A, 9B, 10B, 18B, 20B, 22B, 23B, 26B, 27B, 28B and 32B as listed in Exhibit A-1 (each a “Retained Well”), which is attached to and made a part of this Agreement, together with title to the well heads and all associated equipment associated with the Retained Wells, and a 40-acre square centered on each Retained Well and all lease rights associated with same.

(c) As consideration for the Leases, Atlas shall, at the Closing, deposit by electronic funds transfer $19,000,000 in the Escrow Account, as that term is described in that certain Escrow Agreement by and among Atlas, Miller, Wind City Oil & Gas, LLC (“Wind City”) and Citizens Bank of Pennsylvania entered into as of June 10, 2008 (the “Escrow Agreement”). Subject to the limitations described in Section 1(e) below, upon the conveyance of recordable assignments of the Leases from Wind Mill Oil and Gas, LLC, (Wind Mill),Wind City and/or Wind City Oil & Gas Management, LLC (WCOG) (which assignments shall include all leases previously assigned by Miller to Wind Mill, Wind City or WCOG (together the “Wind Entities”), all wells and equipment associated with those leases, all pipeline rights and rights of way, all contract rights, all other equipment, property or real property rights of any kind associated with the aforedescribed assets in a form reasonably acceptable to Atlas (the “Wind Assignments”), and upon the filing of record in Campbell County, Tennessee by Atlas of the Wind Assignments and the assignments from Miller to Atlas of the Leases, Atlas, Miller shall, and Wind City has agreed that it will, direct the escrow agent to deposit by electronic transfer: (i) $10,600,000 into an account designated by the Wind Entities pursuant to instructions received from the Wind Entities; and (ii) $9,025,000 into an account designated by Miller pursuant to instructions from Miller. If as a result of any litigation of certain claims that CNX Gas Company, LLC may assert against Miller with regard to the validity of Miller’s assignment of the Leases to Atlas (the “Litigation”), Atlas is required to reassign the Leases, then Atlas shall reassign the Leases and the Wells and Miller shall pay Atlas $19,625,000.

(d) At the Closing, Miller shall assign to Atlas, in the form of assignment attached to this Agreement as Schedule 1, an unencumbered, undivided 100% working interest and an 80% NRI in eight existing drilled, but not completed oil and gas wells on Koppers South (the “Wells”). The Wells are described in Attachment B to Schedule 1. Miller shall have the option to repurchase the Wells within one year from the Closing Date or within 30 days after the pipeline to be built by Atlas has been completed and is ready to accept gas for transport.

(e) Atlas shall undertake to record the assignments of the Leases within 24 hours of the Closing, and shall endeavor to accomplish the same as soon as reasonably possible after the Closing within that 24-hour period, provided that nothing has been filed of record at any time during the seven-day period before the Effective Date that would inhibit Miller’s ability to transfer good and marketable title to the Leases and provided there is no order of any court or other legal impediment to Atlas actually filing the Leases of record in Campbell County, Tennessee. If there has been a filing of record within the seven-day period prior to the Effective Date or if there is an order of court or other legal impediment to Atlas actually filing the Leases of record in Campbell County, Tennessee, then Atlas and Miller shall, and Wind City has agreed to direct the escrow agent to release the funds from the Escrow Account to Atlas and this Agreement and all agreements referenced in this Agreement shall terminate forthwith.

2.    Right to Participate.

(a) Atlas hereby grants to Miller the right to participate in up to ten wells to be drilled on the leasehold acreage subject to the Leases (the “Acreage”) at up to a 25% working interest (at cost and with no obligation to participate in promotion expenditures).

(b) Atlas will provide Miller with notice of its intent to drill a well on the Acreage at least 30 days in advance of spudding the well, which notice will include the location of the proposed well and Atlas’s estimate of the cost to complete it (“Notice to Drill).

(c) If Miller chooses to participate, it shall deliver notice (the “Participation Notice”) to Atlas within 25 days of receiving the applicable Notice to Drill, which Participation Notice will include the working interest percentage, up to 25%, at which Miller will participate for that well. Miller shall wire funds, in accordance with instructions contained in the Participation Notice, sufficient to pay for Miller’s pro rata share (based on the working interest percentage selected by Miller) of the estimated cost described in the Notice to Drill before or upon delivering the Participation Notice. If Atlas fails to spud the well within 60 days of the anticipated spud date, then Atlas shall refund Miller’s contribution. If Miller fails to timely deliver a Participation Notice, together with the required funding contribution, then Miller will be deemed to have elected not to participate in that well.

(d) Atlas shall be the operator with respect to all wells drilled on the Acreage.

3.    Drilling Contract, Pre-Payment, and Lien.

(a) At the Closing, the parties shall enter into a two-year drilling contract, in the in the form of drilling contract attached to this Agreement as Schedule 3(a), providing for the use of up to two drilling rigs (the “Drilling Contract”). The Drilling Contract will, among other things, provide for payment $23.50 per linear foot and a fuel surcharge for fuel costs exceeding $3.50 per gallon.

(b) Atlas shall pay Miller $500,000, as pre-payment under the Drilling Contract for drilling services, when Miller demonstrates to Atlas’s reasonable satisfaction that Miller has title to a complete RD20 drilling rig and associated equipment or upon the parties reaching an agreement pursuant to which the $500,000 will be used only to acquire a drilling rig and associated equipment to be agreed upon by the parties, at which time the Exhibit A referenced in the Security Agreement will be added to the Security Agreement.

(c) Miller hereby grants to Atlas a valid first priority lien on any drilling rig and associated equipment acquired by Miller as described in Section 3(b) above, which lien shall be released by Atlas upon Miller completing the performance of and delivering reporting invoices to Atlas amounting to $500,000 pursuant to the Drilling Contract, provided that amount is not subject to good faith dispute by Atlas. As a condition precedent to the Atlas payment obligation described in this Section, the Leases will have been recorded in accordance with Section 1(e) above and Miller will have executed a security agreement in the form of security agreement attached to this Agreement as Schedule 3(c).

(d) For two years after the Closing Date, Atlas shall grant Miller the opportunity to bid on any other drilling or service work that Atlas bids out in Tennessee.

4.    Atlas Volunteer Pipeline.

(a) At the Closing, the parties shall enter into a natural gas transportation agreement in the form of natural gas transportation agreement attached to this Agreement as Schedule 4(a), which agreement will provide Miller access to the Atlas Volunteer Pipeline, to the extent that capacity is available, on substantially the same terms as those offered to other producers delivering into the system, which include a transportation fee of $0.55 per mcf (subject to annual COPAS adjustment) plus each producer’s pro rata share of the cost of compression.

(b) At the Closing, the parties shall enter into a natural gas processing agreement in the form of natural gas processing agreement attached to this Agreement as Schedule 4(b), pursuant to which Atlas will provide gas processing services to Miller on substantially the same terms as those services are provided to other producers delivering gas into the Atlas Volunteer Pipeline and deliver back to Miller gas with a heating value of 1,100 Btus per cubic foot.

5.    Condition Precedent.

(a) The rights and obligations of the parties under this Agreement are contingent upon Miller and the Wind Entities entering into mutual and comprehensive releases amongst themselves and on behalf of their respective officers, directors, members, and agents, which release results in an unencumbered assignment of the Leases from the Wind Entities to Miller.

6.    Miller Representations and Warranties.

(a) As of the Closing Date, Miller represents and warrants that:

(i) Except as noted herein it will have good and marketable title in and to the interests in the Leases and Wells to be conveyed to Atlas pursuant to Article 1 of this Agreement and that it will not in any manner, directly or indirectly, by contract or otherwise, have encumbered, conveyed, or otherwise transferred any such rights to any third party or taken any other action inconsistent with performing its obligations pursuant to this Agreement.

(ii)  As of the Effective Date, entering into this Agreement will not cause Miller to be in default or breach of any other agreement with any of its affiliates or any of its or their directors, officers, employees, or agents, or with any third party. The parties are aware of an action filed by CNX on June 11, 2008 in the Chancery Court for Campbell County, Tennessee. Miller is of the information and belief that the claims of breach of contract are groundless but makes no warranty as to the outcome of that action.

(iii) As of the Effective Date, all action required by Miller’s bylaws and any other governing documents, including any required resolutions of its board of directors, has been taken as may be required for Miller to perform all of its obligations under this Agreement and to authorize the officer executing this Agreement on behalf of Miller to legally obligate and bind Miller to perform its obligations pursuant to this Agreement.

(iv) As of the Effective Date and as of the Closing Date, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Miller or any of its affiliates in connection with the execution and delivery by Miller of this Agreement.

(v) The execution, delivery, and performance of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law to which Miller is subject or (B) violate any order, judgment or decree applicable to Miller.

(vi) No promise, agreement, statement or representation that is not expressly set forth in this Agreement or in any other written, executed agreement between the parties or their respective affiliates has been made to Miller by Atlas, any affiliate of Atlas or any Atlas affiliate, counsel or agent with respect to the terms of Agreement, and Miller is not relying upon any such promise, agreement, statement, or representation by Atlas or any Atlas affiliate, counsel or agent.

(b) Miller shall indemnify, defend, and hold harmless Atlas, its affiliates, and their respective directors, officers, members, employees, agents and other representatives (each an “Atlas Indemnitee”) from and against any loss, liability and expense (including taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, costs of investigation and preparation, and fees, expenses and disbursements of attorneys) incurred or suffered by any Atlas Indemnitee in so far as such loss, liability or expense arises out of or is based upon the breach of any representation or warranty set forth in this Article.

7.    Atlas Representations and Warranties.

(a) Atlas represents and warrants that:

(i) As of the Effective Date, entering into this Agreement will not cause Atlas to be in default or breach of any other agreement with any of its affiliates, or any of its or their directors, officers, employees, or agents, or with any third party.

(ii) As of the Effective Date, all action required by Atlas’s operating agreement and any other governing documents, including any required resolutions of its board of directors, has been taken as may be required for Atlas to perform all of its obligations under this Agreement and to authorize the officer executing this Agreement on behalf of Atlas to legally obligate and bind Atlas to perform its obligations pursuant to this Agreement.

(iii) As of the Effective Date and as of the Closing Date, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Atlas or any of its affiliates in connection with the execution and delivery by Atlas of this Agreement.

(iv) The execution, delivery, and performance of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law to which Atlas is subject or (ii) violate any order, judgment or decree applicable to Atlas.

(v) No promise, agreement, statement or representation that is not expressly set forth in this Agreement or in any other written, executed agreement between the parties or their respective affiliates has been made to Atlas by Miller, any affiliate of Miller or any Miller affiliate, counsel or agent with respect to the terms of Agreement, and Atlas is not relying upon any such promise, agreement, statement, or representation by Miller or any Miller affiliate, counsel or agent.

(vi) Atlas shall indemnify, defend, and hold harmless Miller, its affiliates, and their respective directors, officers, members, employees, agents and other representatives (each a “Miller Indemnitee”) from and against any loss, liability and expense (including taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, costs of investigation and preparation, and fees, expenses and disbursements of attorneys) incurred or suffered by any Miller Indemnitee in so far as such loss, liability or expense arises out of or is based upon the breach of any representation or warranty set forth in this Article.

8.    Miscellaneous

(a) Neither party may assign its rights or obligations without the written approval of the other, which approval shall not be unreasonably withheld.

(b) This Agreement will be governed by the laws of Tennessee, without giving effect to the choice of laws principles of any jurisdiction.

(c) The failure of a party to demand strict performance of the terms of, or to exercise any right conferred in, this Agreement will not be construed as a waiver or relinquishment of its right to assert or rely upon any such term or right in the future, or consent to any continuing or subsequent failure or breach.

(d) If any provision, or any part or portion of any provision of this Agreement becomes or is declared unlawful, invalid, void or otherwise unenforceable, the rights and obligations of the parties will be reduced only as much as is required to remove the unenforceability. The balance of this Agreement will remain in effect.

(e) Neither completion of their respective obligations nor any termination or cancellation of this Agreement will be deemed to relieve either party of any obligations that by their nature survive termination of this Agreement, including but not limited to all representations, warranties and indemnity obligations.

(f)  Article and paragraph headings contained in this Agreement are inserted for convenience and are not intended to affect any interpretation or construction of this Agreement).

(g)  Any notices, documents, or information required or permitted to be given or furnished under the terms of this Agreement will be deemed to have been received upon receipt, if the notice is delivered to the applicable party representative at the address or fax number referenced below by certified U.S. Mail, return receipt requested, overnight courier, or fax. A party may change its representative designated to receive notices and the applicable address and fax information by providing notice of that change to the other party.

ATLAS	MILLER

Atlas America, LLC Westpoint Corporate Center One 1550 Coraopolis Heights Road P.O. Box 611 Moon Township, PA 15108 Attn: Vice Preside-t - Land Phone: (412) 262-2830 Fax: (412) 262-2820	Miller Petroleum, Inc. Attn: Deloy Miller, CEO 3651 Baker Highway Huntsville, TN 37756 Phone: 423-663-9457 Fax: 423-663-9461

(h) This instrument may be executed in more than one counterpart, but all counterparts will constitute one and the same agreement.

(i) Any dispute between the parties that arises in connection with this Agreement, will be resolved by binding arbitration conducted in Pittsburgh, Pennsylvania. Except as provided in this Section, all disputes will be subject to the Commercial Dispute Resolution Rules of the American Arbitration Association (“AAA”). The parties may agree on an arbitrator, but if such agreement has not been reached within 20 days of the filing of any claim for arbitration pursuant to this Section, either party may request that the AAA appoint an arbitrator. Any arbitrator appointed by the AAA must have substantial experience in the oil and gas industry with respect to natural gas exploration and production. The non-prevailing party shall pay all of the costs of the arbitration including the arbitrator’s fees, any fees paid to any arbitration forum, and the prevailing party’s costs, including its reasonable attorneys’ fees.

(j) Except with respect to the assignments and other agreements to be entered into at Closing pursuant to this Agreement, this Agreement supercedes and replaces all previous or contemporaneous written or oral agreements between the parties. No amendment to this Agreement will be effective unless it is in writing and signed by the partiesk) This Agreement shall expire on June 19, 2008.

(k) The parties agree to keep the terms of this Agreement and all proprietary documents and other information exchanged in connection with its negotiation confidential, except as they may be required to be disclosed by law or regulation. This requirement will not apply to information that is of record or otherwise in the public domain or to information already in a party’s possession from a third party.

[Signed on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Atlas America, LLC

By: _________________________________________

Print Name: __________________________________

Print Title: ___________________________________

Miller Petroleum, Inc.

By: _________________________________________

Print Name: __________________________________

Print Title: ___________________________________

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A-1

Schedule of Leases Being Assigned

EXHIBIT A-2

Exhibit of Lease with a Purchase Option

EXHIBIT B

Exceptions

SCHEDULE 1

Form of Assignment

SCHEDULE 3(a)

Form of Drilling Contract

SCHEDULE 3(c)

Form of Security Agreement

SCHEDULE 4(a)

Form of Transportation Agreement

SCHEDULE 4(b)

Form of Processing Agreement